Independent Bank Corp. (Boston)., (INDB) Q2 2007 Earnings Call July 20, 2007

Operator: Greetings, ladies and gentlemen, and welcome to the Independent Bank Corp. Second Quarter 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer for Independent Bank Corp. Thank you, Mr. Sheahan, you may now begin.

<<Denis K. Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp. Rockland Trust, Treasurer>>

Thank you, Tanya. Good morning everyone, I first want to apologize for the wait, we have been having some technical difficulties in streaming the call. But, we believe that all has been straightened out now. Thank you, for joining us on the call for our second quarter 2007, earnings announcement. This morning’s agenda will include my brief review of our second quarter ’07 earnings, and guidance for 2007. We then have some comments from Chris Oddleifson, Chief Executive Officer, and we will end the call with the Q&A period.

Before I review our 2007 performance I will read the cautionary statements. This conference call may contain certain forward-looking statements with respect to the financial condition, result of operations, and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

I will now review our performance in 2007, particularly in the second quarter. Independent Bank Corp. reported GAAP diluted earnings per share of $0.46 and $0.92 for the second quarter and six months of 2007, respectively, representing decreases of 16 percent, and 13 percent, respectively, from the same periods in the prior year. There are a number of one-time items in the reported period, which are detailed in the earnings release. Excluding these one time items, diluted earnings per share on an operating basis were $0.51 and $0.98 for the quarter and six months ended June 2007, decreases of 7 percent from the same periods in 2006.

Key takeaways. First, a continued strong net interest margin, the reported net interest margin for the second quarter was 3.85 percent. When excluding the impact of the write-off of the unamortized debt issuance costs associated with calling the trust preferred securities in the second quarter, the net interest margin was 4.00 percent.

Loan growth remained a challenge in the second quarter. Commercial banking has slowed due to slowing real estate development in our market area. However, our loan pipeline remained strong, and we are on track in implementing our new market tax credit program. Total business lending is up 1 percent year-to-date.

Decreases continued, by design, in the residential real estate and automobile lending loan portfolios and we expect that trend to continue. Home equity lending and small business banking grew in this first six months at an annualized rate of 8 percent and 20 percent, respectively. Overall, the company’s loan portfolio is now expected to be down approximately 3 percent in 2007.

Deposits were down 2 percent that’s compared to year end levels consistent with balance sheet funding needs. We’ve remained focused on controlling the cost of deposits that’s an important component of maintaining the strong net interest margin.

Stock buyback: We announced the second stock repurchase program in December 2006 amounting to a million shares which are approximately 7 percent of common stock outstanding. We’ve repurchased 806,000 shares through June 30th at a weighted average cost of $31.39. The company’s tangible equity ratio of 5.94 percent remained strong at June 30th 2007.

Core non-interest income growth is up 12 percent this year, and remained a key highlight driven by growth in our wealth management revenue, as well as the 1031 exchange business.

Non-interest expense increased 6 percent in the second quarter and 5 percent year-to-date, driven by investment and growth initiatives such as additional commercial lenders, the 1031 exchange business, retail wealth management and the mortgage business.

Non-performing assets decreased to $6.2 million at June 30th and represent just 23 basis points of total assets. Net charge-off performance is modestly higher than last year. That is still very low at an annualized rate of 16 basis points. The Company’s reserve for loan loss was 1.35 percent of loans from 1.32 percent of loans at year-end 2006. Delinquency increased modestly to 85 basis points at the end of June as compared to 72 basis points at year end 2006. We consider asset quality to be strong,

$25 million of junior subordinated debentures where retired in April 2007. As a result we incurred a charge to interest expense or approximately $1 million pre tax in the second quarter. Following this transaction we have $50 million outstanding at a rated average cost of 6.52 percent fixed for a 10 year period.

The second quarter of 2007 represents a continuation of management strategy to alter the overall competition of the company’s earnings assets. We continue to focus in commercial and home equity lending, while de-emphasizing security purchases, residential real estate portfolio lending, and indirect auto lending. This allowed us to strengthen our balance sheet somewhat, while changing the overall structure of the company’s viability. We will also continue to focus on growing fee revenue, while maintaining a careful eye on expense growth.

Now, I will review earnings guidance. We are well positioned as we enter the latter part of 2007, we have strong capital levels and are deploying excess capital in share repurchase program, and solid interest rate risk positioning. The net interest margin has been maintained in the 3.8 to 3.9 percent range in mid 2004, and we expect that to continue for the remainder of 2007. The net interest margin actually hit 4 percent on an adjusted basis in the second quarter of this year. As I said a moment ago, asset quality is strong. While loan growth was softer in the first half of 2007 than we anticipated, we continue to believe we can make $2.5 to $2.10 operating diluted earning per share estimates and this excludes the impact of the junior subordinated debenture call in the second quarter 2007, and early executive retirement costs in the first quarter of ’07. Chris.

<<Christopher Oddleifson, President and Chief Executive Officer>>

Thanks Denis. You did a thorough job reviewing our guidance. I would like to make a few points of emphasis. We continued to focus on our strategy of disciplined balance sheet management in the challenging operating environment and I think the earnings quality improving is evidenced by 56 percent of our Company’s loan portfolio now in business/ commercial lending and this has grown 52 percent from a year ago. As I mentioned on previous calls we hired a number of commercial banking lenders to help with future growth.

Fee revenue diversity and growth has improved. Non-interest revenues are up to 25 percent of total revenue up from 21 percent a year ago. This is a very important trend. This has been driven by our 1031 exchange acquisition, our improved wealth management revenue our assets under management have almost doubled in the last three years to almost $900 billion as at the end of June and is growing at a double digit phase annually. We have also invested in our mortgage banking operation at least in the management team and are in process of expanding on our quality of loan originators.

Building businesses of this nature requires investment and you will note that our salaries and benefits are up 9 percent year-to-date. This is not our normal pace of expense growth, but it is paying off with enhanced fees revenue growth and we expect these initiatives to payoff in the future.

I would like to highlight several points as to what gives us confidence about the future.

First, we’re performing much better than most peer banks in New England on the basis as measured by ROA and ROE and Net Interest Margin.

Second, the management team at Rockland Trust believes we are making decisions in the best interest of long term shareholder value creation. As Denis described, this means that our balance sheet is shrinking. It also means that we have a lot of latent growth potential once the environment improves.

Third, we are in really good shape credit wise across the board.

Lastly, and very importantly we are continuing to make progress strengthening the team, franchise, and capabilities of Rockland Trust Company. For example,

We have an excellent compliment of commercial bankers and we have a excellent pipeline at the end of the 2nd quarter. We have a very strong New Market Tax Credit pipeline. We have hired a number of strong Mortgage Loan Officers.

Our investment management business continues to grow nicely and we continue to work with an outside firm to identify small to medium size investment management firms that may be looking for a partner.

Compass Exchange Advisors is performing above our expectations.

We have upgraded our on-line banking capability.

We continue to improve our ability to translate data into information into business insight by our information infrastructure development and our analysis capabilities.

We’ve improved already excellent training development processes and I’ll add that construction of two new branches in very attractive markets has started finally.

Commenting on the economy I would just like to characterize the national picture as one where consumer spending has moderated somewhat, but we’ll not significantly detract from growth, the housing correction continuous as uncertainty about the broad economic implications of the sub prime situation coupled with a large re-pricing wave, and I’d like to actually digress here for a moment by saying and reiterating to you that we are not a sub prime vendor, and also this is a very hard topic, I need to be clear that there are a very, very, very small number of lower FICO loans in our portfolio with mitigating factors, that were originated with very normal operating businesses and then we’ve had these loans for years. Overall, our consumer, our home equity national portfolios have very, very high average cycles and then if you have questions we can address them during the Q&A, we’ll certainly do that. Now, back to the both the local and national economy, corporate profits appear healthy, inventories are being moved up, business sales are encouraging, the trade deficit is declining and consumer confidence is improving.

On balance, a pretty good picture despite some uncertainty there. On a local front we are seeing a rebounding Massachusetts’s economy and we are seeing stable real estate prices in our markets. We are in an area in Massachusetts that has historically shown a greater growth compared to the overall state. Real estate prices are stabilizing although the listings remain high. And the overall sluggishness of the local real estate market has led to lower demand for new construction projects effecting some new business development in the near-term. We remain confident that our asset quality as Denis mentioned is strong and the market hasn’t given any surprises, again a good picture.

Finally I would like to mention that one of the significant milestones in the first half of 2007 was the transition of commercial banking leadership from Ferd Kelley to Gerry Nadeau. The transition is proceeding very very smoothly. Gerry has been with Rockland Trust for over 20 years and he has earned a great deal of respect from his customers, community leaders and his colleagues at Rockland Trust. We are certainly grateful to the leadership Ferd provided for the last 14 years and we are delighted Gerry has stepped up to this important role. That concludes my comments. Denis?

<<Denis K. Sheahan, Chief Financial Officer>>

Thank you, Chris . This concludes the form of presentation and we will now open the call for questions.

Operator: Thank you. Ladies and gentleman, we will now be conducting the question answer session. If you would like to ask any question please dial *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. It may be necessary to pick up your handset before pressing the * key. One moment while we poll for questions.

The first question is from RBC Capital Market. Please say your question.

Hi Chris, hi Dennis

Good morning,

Q: On your net interest margin, you are one of the few banks that actually had a very nice move in the net interest margin when you back out the pre payment penalty. At 4% what drove the sequential increase is the first question and the second question is can you see that kind of increase continuing going forward or should we anticipate a stabilization at 4%, or could there actually be pressure on the margin as we go forward in the second half of the year.

A: The increase in the margin was due to, keep in mind we had an additional $25 million of trust preferred securities that we were carrying in the early part of the year. We refinanced an overall $50 million of trust preferreds in the latter part of last year that as a weighted average comes to 8.5 percent and we are locked in at 6.52%, so that has helped the margin in addition to our lower yielding asset classes that have been running off, again by design, and we have been very focused on maintaining a solid cost of funds and we are certainly not the most aggressive deposit pricers in our market, in the market. So when you add our low factors together we’ve been confident for a while we could be that 3.8% to 3.9% range in terms of the margin and we come through that level now up to an adjusted 4.0% in the second quarter. We hope that we can maintain 4% and actually expand it modestly for the rest of a year. We may get of its high as for 4.05% to 4.10%, but we also have to understand that I think as we expand the balance sheet in time I think it will be difficult to hold the 4 percent margin. But in this environment where the balance sheet is shrinking modestly we think that we can hold 4 percent and help to expand it modestly.

<Q>: Thank you and the second question is related to credit, obviously your exposure is almost non existent to the big issues that are out there today particularly in the sub prime lending in the exotic mortgage area, can you share with us what the pipeline looks like in terms of watched assets list, is it lower today than three months ago or if it picks up and what are you most focused on looking at credit quality over the next 6 to 12 months, is it just the Massachusetts economy or is there something else?

<A>: Well, in terms of the – alright, what we are focused on mostly in terms of credit line, most of our losses come from our consumer portfolio, and that is the indirect auto business and we have been decreasing that business now for the past number of years. So, we will expect that probably, heading into 2008, losses will fall off from that portfolio significantly because it’s continuing to decrease. In terms of our Watched assets, the quality remains good, I mean, it does, it fluctuates from one period to the next. I mean for example, delinquency is, I think I said 85 basis points at the end of June. That is a modest increase over, over year-end, so we will have inter quarter fluctuations, but we are not concerned about our level of Watched assets.

<Q>: And then finally, is there any opportunity to pick up business from some of the disruption we are seeing in the mortgage origination market or is that a slice of the market that you folks just really don’t cared to participating in terms of the all big type of market?

<A>: Yes, which for different reasons, there are many to explain and we are not really interested in becoming a sub-prime originator that just has reputation of risk specially that we are not interested on. However, there is a lot of disruption in the marketplace some even in the prime side in shops that are restructuring and realigning consolidating back side operations and that is making some very high quality opportunities for loan originators, think about where they are as open up some opportunity where we have significantly increase a number of loan originators that we have on staff to about we have 32 now expected that to be at 34 in a few weeks and that’s up from let’s say with 20 or so about a year ago and these are fully commissioned folks so this is aside from some real estate and office expense and telephone, it is 100 percent commission business that’s where we are benefiting from, not necessarily because sub-prime lender has gone out of business so that is how we are filling that void.

<Q>: Thank you.

Operator: [Operator Instructions]. Our next question is from Jared Shaw from KBW. Please state your question.

<Q — Jared Shaw>: Hi, good morning.

<A>: Good morning Jared.

<Q — Jared Shaw>: Thanks for all the detail, just questions on the expenses you are saying obviously that as part of the fee income initiatives you are seeing some growth there, so we continue to expect to see that grow at a more rapid pace than we have seen in the past or is that more that we hit this plateau from first and second quarter and will there be a more modest growth under this level.

<A>: Are you referring to non-interest income.

<Q — Jared Shaw>: No, its non-interest expense.

<A>: Yeah, non-interest expense, it will continue this level through the rest of the year. You know, again because it is both the annualized impact of the commercial lending hires that we made last year with the Compass exchange acquisition at the beginning of this year from changing of the retail wealth management origination model, it will continue at this stage there for the rest of the year.

<Q — Jared Shaw>: So they will stay at this pace?.

<A>: So we will stay at this level.

<Q — Jared Shaw>: Okay, great. Thanks very much.

Operator: There are no further questions in queue at this time I would like to turn the floor back over to management for closing remarks.

<<Company Representative>>

Thank you everyone for joining us on the call and we look forward to speaking with you following our next quarters result

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation

<Q>: Okay. Great. Thanks very much.

<A>: Thank you.

Operator: There are no further questions in queue at this time. I’d like to turn the floor back over to the management for closing remarks.

<<Company Representative>>

Thank you everyone joining us on the call. We look forward to speaking with you following our next quarter’s results.

Operator: Ladies and gentlemen, this does conclude today’s

teleconference. You may disconnect your lines at this time. Thank you for your participation.